Exhibit 99.1

          AMS Appoints Curtis Smith as Executive Vice President & CFO

     SAN DIEGO--(BUSINESS WIRE)--Dec. 14, 2004--Advanced Marketing Services, Inc. (AMS) (NYSE:MKT), a leading global provider of customized wholesale and distribution services to book retailers and publishers, today announced the appointment of Curtis R. Smith as the company's new Executive Vice President and Chief Financial Officer. Mr. Smith joined the Company in May 2004 as Vice President -- Controller, and previously had been working with AMS on a consulting basis.
     Bruce C. Myers, AMS President and CEO, said: "I'm pleased to announce this promotion. Curt is a seasoned professional and has proven to me and to the Board of Directors that his experience and skills will help us take AMS through the next stages of our financial development and growth."
     Mr. Smith previously served as Chief Financial Officer of Road Runner Sports, Inc., and prior to that as the Senior Vice President and Chief Financial Officer of Cayenta, Inc., a subsidiary of the Titan Corporation, from 1999 to 2002. He also served in various other roles at the Titan Corporation, including Corporate Director of Accounting and Shared Services from 1996 until 1999. From 1992 until 1995 he was with Heating & Cooling Supply, Inc., a subsidiary of Watsco, Inc., and served as Controller, Vice President of Finance and Vice President of Operations. Mr. Smith spent more than seven years with Arthur Andersen & Company before departing as an Experienced Audit Manager in 1992. Mr. Smith holds a B.S. in Accounting from San Diego State University and is a Certified Public Accountant.

     About Advanced Marketing Services, Inc.

     Headquartered in San Diego, California, Advanced Marketing Services, Inc.
(AMS) is a leading global provider of customized wholesaling, distribution and publishing services to the book industry. The Company has operations in the U.S., Canada, Mexico, Singapore, the United Kingdom and Australia, and employs approximately 1,400 people worldwide. AMS provides a full range of value-added services that provide its retail customers with book buying advice and expert supply chain management, including advertising and promotional support, to ensure the success of their book programs. The Company's proprietary Vendor Managed Inventory (VMI) software is a unique tool that allows its book specialists to manage efficiently and effectively the book distribution supply chain for the benefit of its membership warehouse club customers. Publishers Group Worldwide (PGW), the global book distribution arm of AMS, provides independent publishers with exclusive full service English language sales and distribution services.

     Recent public announcements about Advanced Marketing Services, Inc. are available on both the Company's Website, www.advmkt.com, and on Business Wire, www.businesswire.com.

     Forward-looking statements in this public announcement are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements that involve risks and uncertainties.
     Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the results of the independent audit of the Company's financial statements, the ongoing internal review, and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company does not assume any duty to update forward-looking statements. Such statements are based on information available as of the date hereof, and are made only as of the date of this public announcement.

     CONTACT: Advanced Marketing Services, Inc.
              Chuck Williams, 858-450-3545
              chuckw@advmkt.com
              or
              The Allen Group
              Don Allen, 949-683-2450
              dballen@attglobal.net